SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              ___________________

                                 SCHEDULE 13G

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (Amendment No. 4, Exiting)*

			      CORNELL COMPANIES, INC.
				(Name of Issuer)


			 Common Stock, $.001 Par Value
			(Title of Class of Securities)


				    219141108
				  (CUSIP Number)

                                December 31, 2003
                 (Date of event which requires filing this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
567,762

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
567,762

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
567,762

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.2%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth LLC  22-3682580

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
14,202

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
14,202

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,202

        10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

	12
TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth (BVI) Ltd.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) n/a
	(b) n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
49,536

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
49,536

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,536

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.4%
	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

GDK, Inc.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
3,900

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
3,900

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,900

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.03%
	12
TYPE OF REPORTING PERSON*
CO


*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.  22-3430173

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
635,400

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
635,400

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
635,400

        10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.8%

	12
TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


 SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) n/a
       (b) n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
635,400

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
635,400

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
635,400

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.8%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Anthony Scolaro

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  X

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
5,900

	6
SHARED VOTING POWER
0

	7
SOLE DISPOSITIVE POWER
5,900

	8
SHARED DISPOSITIVE POWER
0

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,900

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.04%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


This Amendment 4 (Exiting) to Schedule 13G relates to the
Common Stock, par value $.001 per share (the "Common Stock") of Cornell Companies, Inc., a Delaware corporation, 1700 West
Loop South, Suite 1500, Houston, TX 77027.


Item 2(a).  Name of Person Filing:

	Item 2(a). of the Schedule 13G is hereby amended by deleting subparagraph (iv) and replacing it with the following subparagraph:


"(iv)  Caxton Associates, L.L.C. ("Caxton Associates").  Caxton
      Associates is the trading advisor to GDK, Inc. ("GDK"), Caxton International Limited ("Caxton International") and Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)"), and the manager of Caxton Equity Growth LLC ("Caxton Equity Growth") (together with GDK, Caxton International, Caxton Equity Growth and Caxton Equity Growth (BVI) the "Caxton Accounts") and as such, has voting and dispositive power with respect to the investments of the Caxton Accounts."


	Item 2(a). of the Schedule 13G is hereby further amended by adding the following subparagraphs:

"(vi)  GDK, Inc.
 (vii) Anthony Scolaro"


Item 2(b).  Address of Principal Business Office or, if None,
	    Residence:

	Item 2(b). of the Schedule 13G is hereby amended by adding the following subparagraphs:

"(vi) The address of GDK is c/o Prime Management Limited,
Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.

(vii) The business address of Mr. Scolaro is 500 Park Avenue,
New York, NY  10022."

Item 2(c).  Citizenship:


	Item 2(c). of the Schedule 13G is hereby amended by adding the following subparagraphs:

"(vi)  GDK is a British Virgins Islands Corporation.
 (vii) Mr. Scolaro is a United States citizen."


Item 4.		Ownership.

(a) Amount beneficially owned:


(i) The amount of shares of Common Stock beneficially owned by Caxton International is 567,762.
(ii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth is 14,202.
(iii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) is 49,536.
(iv) The amount of shares of Common Stock beneficially owned by GDK is 3,900.
(v) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 635,400.
(vi) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, is also deemed to beneficially own such shares.
(vii) The amount of shares of Common Stock beneficially owned by Mr. Scolaro is 5,900.


(b)  Percent of Class:

(i) Caxton International beneficially owns 4.2% of the Class of Common Stock.
(ii)  Caxton Equity Growth beneficially 0.1% owns of the
      Class of Common Stock.
(iii) Caxton Equity Growth (BVI) beneficially owns 0.4% of the Class of Common Stock.
(iv)  GDK beneficially owns 0.03% of the Class of Common Stock.
(v) Caxton Associates is deemed to beneficially own 4.8% of the class of Common Stock.
(vi) Mr. Kovner is deemed to beneficially own 4.8% of the Class of Common Stock.
(vii) Mr. Scolaro beneficially owns 0.04% of the Class of Common
      Stock.

(c)

    Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  567,762
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  567,762

     Number of shares as to which Caxton Equity Growth has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  14,202
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  14,202

     Number of shares as to which Caxton Equity Growth (BVI) has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  49,536
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  49,536

     Number of shares as to which GDK has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  3,900
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  3,900

     Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  635,400
	(iii)  Sole power to dispose or to direct the disposition
               of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  635,400

     Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  635,400
	(iii)  Sole power to dispose or to direct the disposition
               of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  635,400

     Number of shares as to which Mr. Scolaro has:
	(i)    Sole power to vote or to direct the vote: 5,900
	(ii)   Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 5,900
	(iv) Shared power to dispose or to direct the disposition of: 0


Item 5.	        Ownership of Five Percent or Less of a Class.
	        [X]


Item 10.	Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


February 3, 2004



CAXTON INTERNATIONAL LIMITED


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON EQUITY GROWTH (BVI) Ltd.


By:/s/Joseph Kelly
       Name:  Joseph Kelly
       Title: Vice President


By:/s/Maxwell Quin
       Name:  Maxwell Quin
       Title: Secretary


CAXTON EQUITY GROWTH LLC

By:/s/Scott B. Bernstein
       Name:  Scott B. Bernstein
       Title: Secretary, Caxton Associates, L.L.C., Manager


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title: Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact


GDK, INC.


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer

By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


/s/Anthony Scolaro
Anthony Scolaro



Certification


The undersigned hereby certifies that the shares of Cornell Companies, Inc. purchased on behalf of Caxton International Limited, Caxton Equity Growth (BVI) Ltd., Caxton Equity Growth LLC, GDK, Inc. and the shares owned by Mr. Scolaro were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




					/s/Ross Taylor
                                          Ross Taylor


 					/s/Kurt Feuerman
                                          Kurt Feuerman


               			       /s/Andrew Waldman
					 Andrew Waldman

				       /s/Anthony Scolaro
					 Anthony Scolaro



Date: February 3, 2004